DWS INVESTMENTS                                              RESHAPING INVESTING
STRUCTURED NOTES                                                 DWS INVESTMENTS
POWERED BY X-MARKETS                                         DEUTSCHE BANK GROUP

              DWS Structured Products 1.866.637.9185 www.dws-sp.com
          U.S. Equities o Bullish o Medium Term o Fee-Based Accounts

Indicative Terms as of August 3, 2009

CUSIP:                        2515A0 N7 4

Issuer:                       Deutsche Bank AG, London Branch

Maturity / Tenor:             3.5 Years

Index:                        S&P 500(R) Index

Initial Level:                Official closing level of the Index on the Trade
                              Date

Final Level:                  Official closing level of the Index on the Final
                                 Valuation Date

Index Return:                 Final Level - Initial Level
                              ---------------------------
                                      Initial Level

Participation Rate:           108.00% - 114.00% (TBD on Trade Date)

Buffer Level:                 10% of the Initial Level (first 10% depreciation
                              of the Index is fully protected)

Payment at Maturity:          If the Final Level:

                              (a) is greater than or equal to the Initial Level,
                              the Payment at Maturity will be: $1,000 + ($1,000
                              x Index Return x Participation Rate); OR

                              (b) is less than the Initial Level, and such
                              decline is equal to or less than the Buffer Level,
                              the Payment at Maturity will be $1,000; OR

                              (c) is less than the Initial Level, and such
                              decline is greater than the Buffer Level, the
                              Payment at Maturity will be $1,000 + [$1,000 x
                              (Index Return + Buffer Level)].

Discounts and Commissions:    The Agents will not receive a commission in
                              connection with the sales of the BUyS. Deutsche
                              Bank Securities Inc. and other agents may pay
                              referral fees to other broker-dealers of up to
                              0.50% or $5.00 per $1,000 face amount. Deutsche
                              Bank Securities Inc. may pay custodial fees to
                              other broker-dealers of up to 0.25% or $2.50 per
                              $1,000 face amount. The Issuer will reimburse
                              Deutsche Bank Securities Inc. for such fees.

Agents:                       Deutsche Bank Securities Inc. and Deutsche Bank
                              Trust Company Americas

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                         Best Case Scenario at Maturity
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If the Index Return is positive, investors will receive between 108.00% and
114.00% (TBD on Trade Date) of the Index Return at maturity.
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                         Worst Case Scenario at Maturity
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If the Final Level is lower than the Initial Level by more than the Buffer
Level, an investment in the BUyS will decline by 1% for every 1% decline in the
Index beyond the Buffer Level. Subject to the credit of the Issuer, the maximum loss on an investment is 90%.
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                                    Benefits
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|X|  U.S. equity index exposure with principal protection for first 10% of any depreciation and upside leverage

|X|  108.00% - 114.00% of the positive Index Return

|X|  Uncapped participation in the positive performance of the Index

|X|  If the Index Return is positive or negative, The BUyS will outperform the
     Index at maturity
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                                      Risks
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|X|  Because BUyS do not offer full principal protection of your initial investment and the return of the BUyS is linked to the performance of the
     Index, you may lose up to 90% of your initial investment

|X|  Return on the BUyS is linked to the value of the Index without taking into consideration the value of dividends paid on the component stocks of the
     Index

|X|  An investment in BUyS is subject to the credit of the Issuer
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                                 Important Dates
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        Offering Period:.................August 3, 2009 - August 26, 2009
        Trade Date:.......................................August 26, 2009
        Settlement Date:..................................August 31, 2009
        Final Valuation Date:...........................February 25, 2013
        Maturity Date:......................February 28, 2013 (3.5 Years)
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                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-137902
                                           Dated August 3, 2009 R-6034-1 (08/08)
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                      NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE * NO BANK GUARANTEE
                                  NOT A DEPOSIT
                  NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
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              DWS Structured Products 1.866.637.9185 www.dws-sp.com

Uncapped BUyS Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Buffer Level of 10% and a Participation Rate of 111%)
Change in Index (%)	Index Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
30.00%	30.00%	33.30%	$1,333.00
20.00%	20.00%	22.20%	$1,222.00
15.00%	15.00%	16.65%	$1,166.50
10.00%	10.00%	11.10%	$1,111.00
5.00%	5.00%	5.55%	$1,055.50
0.00%	0.00%	0.00%	$1,000.00
-5.00%	-5.00%	0.00%	$1,000.00
-10.00%	-10.00%	0.00%	$1,000.00
-20.00%	-20.00%	-10.00%	$900.00
-30.00%	-30.00%	-20.00%	$800.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors

YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment in excess of $100 per $1,000 face amount. The return on the BUyS at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index performance is positive or negative.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Index.

LACK OF LIQUIDITY — There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE BUyS — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Index or the value of the BUyS.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS — In addition to the level of the Index on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

COUNTERPARTY RISK — The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 704J and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 704J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

         DWS Structured Products    1.866.637.9185    www.dws-sp.com